Exhibit 5.1

Su Ping Lu Vice President and Corporate Secretary	Honeywell 855 South Mint Street Charlotte, NC 28202 www.honeywell.com

October 24, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Honeywell International Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

I am Vice President and Corporate Secretary of Honeywell International Inc., a Delaware corporation (the “Company”). This opinion is being rendered in connection with the issuance and sale of the Company’s securities (the “Securities”) from time to time in accordance with Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registration Statement contains three prospectuses: (A) a prospectus (the “Shelf Prospectus”) relating to the issuance and sale by the Company from time to time, as shall be set forth in one or more supplements to the Shelf Prospectus, of the Company’s (i) debt securities (“Debt Securities”); (ii) common shares, par value $1.00 per share (“Common Stock”); and (iii) preferred shares, without par value (“Preferred Stock”); (B) a prospectus (the “Plan Prospectus”) relating to the issuance and sale from time to time, as may be set forth in the Plan Prospectus or one or more supplements to the Plan Prospectus, of Common Stock issued or to be issued pursuant to the Honeywell International Inc. Dividend Reinvestment and Share Purchase Plan (the “Plan”); and (C) a prospectus (the “Trust Prospectus”) relating to the sale from time to time, as shall be set forth in one or more supplements to the Trust Prospectus, of Common Stock contributed or to be contributed to the Honeywell International Inc. Master Retirement Trust (the “Trust”). The Debt Securities, the Preferred Stock and the Common Stock are herein collectively referred to as the “Securities.”

As counsel for the Company, I have examined such documents, including the Registration Statement, the Indenture between the Company and Deutsche Bank Trust Company Americas, as trustee, as may be supplemented from time to time (the “Indenture”), the Amended and Restated Certificate of Incorporation and By-laws, as amended, of the Company and certain resolutions of the Board of Directors of the Company (the “Board”) relating to issuance of the Securities (the “Resolutions”). I have also reviewed such questions of law as I have considered necessary and appropriate for the purposes of the opinions set forth below.

In rendering the opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding, and enforceable obligations of such parties. As to questions of fact material to this opinion, I have relied upon certificates of officers of the Company and of public officials. I have also assumed that, at the time of the authentication and delivery of the Securities, the Resolutions will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of such Securities, the Registration Statement will be effective and will continue to be effective, none of the particular terms of such Securities will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

Based on the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that:

1.	The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware.

2.

With respect to the Debt Securities, when the specific terms of a series of Debt Securities of the Company have been specified in (i) an Officer’s Certificate of the Company which has been executed and delivered to the trustee by an officer of the Company authorized to do so by the Resolutions, and (ii) if applicable, in a supplemental indenture, such series of Debt Securities will have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered against payment therefor pursuant to the terms described in the Registration Statement and as specified by an officer of the Company authorized to do so by the Resolutions, will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such series. This opinion is subject to the following qualifications and exceptions:

a)	The opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights.

b)

The opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

c)

As of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion into United States dollars of the foreign currency or currency unit in which a particular Debt Security is denominated will depend on various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Debt Security would be required to render such judgment in the foreign currency or currency unit in which such Debt Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

3.

With respect to shares of Common Stock to be offered via the Shelf Prospectus, when the shares of Common Stock have been duly executed, countersigned, registered and delivered either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board or in accordance with the Resolutions upon payment of the consideration therefor (which may not be less than the par value of the Common Stock) provided for therein, or (b) upon conversion, exchange or exercise of any other Security in accordance with the terms thereof or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board or in accordance with the Resolutions, for the consideration thereby approved (which may not be not be less than the par value of the Common Stock), the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

4.

With respect to shares of Preferred Stock, when certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board or in accordance with the Resolutions upon payment of the consideration provided for therein, or (b) upon conversion, exchange or exercise of any other Security in accordance with the terms thereof or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board or in accordance with the Resolutions, for the consideration thereby approved, the shares of Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable.

5.

The Board has taken all necessary corporate action to approve the issuance of shares of Common Stock pursuant to the Plan and, when such shares have been issued and sold pursuant to the Plan in accordance with the Resolutions, the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

6.

The Board has taken all necessary corporate action to approve the issuance of shares of Common Stock to the Trust and, when such shares have been issued and contributed to the Trust in accordance with the Resolutions, the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable; and the 15,677,997 shares of Common Stock held by the Trust as of the date hereof have been duly authorized, validly issued, fully paid and non-assessable.

My opinion expressed above is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Law) and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

I hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and the reference to me under the caption “Legal Opinions.” In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Su Ping Lu
Su Ping Lu
Vice President and Corporate Secretary

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